Exhibit 4.2(3)

DEMAND PROMISSORY NOTE

US$40,000

In consideration of receiving a loan of US$40,000, the undersigned Reperio Exploration Inc. of 650 - 1500 West Georgia Street, Vancouver, BC, V6G 2Z6, does hereby PROMISE TO PAY to MRE Holdings Inc. of 650 - 1500 West Georgia Street, Vancouver, BC, V6G 2Z6, the sum of US$40,000, without interest, payable on demand.

The undersigned and each endorser hereof waives demand and presentment for payment, notice of dishonor, notice of nonpayment, protest and notice of this Promissory Note.

DATED at Vancouver, British Columbia, this 19th day of April, 2006.

/s/"Alex Kurenov"	/s/ "Gord Samson"
(Name of Witness)	Gord Samson, President
Signature of Witness	Reperio Exploration Inc.